Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

CANTALOUPE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	6,000,000 shares	$4.12	$24,720,000	$110.20 per $1,000,000	$2,724.14

Total Offering Amounts					$24,720,000		$2,724.14

Total Fee Offsets							$ 0

Net Fee Due							$2,724.14

(1)

As described in the Explanatory Note in this Registration Statement, represents 6,000,000 additional shares of common stock, no par value (“Common Stock”) being registered for the first time pursuant to the Cantaloupe, Inc. 2018 Equity Incentive Plan, as amended and restated.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on December 21, 2022.